Exhibit 99.2

Financial Contact:

Josh Hirsberg

(702) 792-7234

joshhirsberg@boydgaming.com

Media Contact:

David Strow

(702) 792-7386

davidstrow@boydgaming.com

BOYD GAMING TO ACQUIRE VALLEY FORGE CASINO RESORT

Company Expanding into Pennsylvania, Second-Largest Commercial Gaming State in U.S.

Free Cash Flow Positive, Immediately Accretive to Earnings

LAS VEGAS – DECEMBER 20, 2017 — Boyd Gaming Corporation (NYSE: BYD) today announced that it has entered into a definitive agreement with Valley Forge Convention Center Partners, L.P., to acquire Valley Forge Casino Resort in King of Prussia, Pennsylvania, for total cash consideration of $280.5 million.

Located 20 miles west of downtown Philadelphia, Valley Forge will be Boyd Gaming’s first asset in Pennsylvania, the second-largest commercial gaming state in the nation.

The purchase price represents an implied multiple of 7 times EBITDA, including expected cost synergies and incremental growth from the property’s impending slot floor expansion, and before any operational improvements. The Company expects the acquisition to be free cash flow positive and immediately accretive to earnings.

Keith Smith, President and Chief Executive Officer of Boyd Gaming, said: “The acquisition of Valley Forge Casino Resort is another excellent opportunity to further grow and diversify our nationwide portfolio. With this acquisition, we will expand into the second-largest gaming state in the country, establishing a presence in a densely populated, high-traffic area just west of Philadelphia. And thanks to Pennsylvania’s recent passage of gaming expansion legislation, there are new opportunities to drive incremental growth at Valley Forge through the expansion of the property’s slot capacity and the introduction of new forms of gaming.”

Valley Forge features a 40,000-square foot casino with 600 slot machines, 50 table games, and nearly 500 hotel rooms. The property also has eight restaurants and bars, and more than 100,000 square feet of meeting, convention and exhibit space. The property is located just two miles north of King of Prussia Mall, the largest mall in the United States.

Following the passage of gaming expansion legislation in November, Valley Forge eliminated its customer admission fee, and plans to expand its gaming capacity with the addition of 250 slot machines in early 2018, both of which are expected to drive increased customer traffic. Additionally, the legislation allows the property to offer online gaming within the state of Pennsylvania, as well as sports betting if permitted under federal law in the future.

Smith added: “With the successful completion of our acquisitions of Valley Forge and the Pinnacle assets, Boyd Gaming will gain direct access to four of the nation’s largest gaming markets – Philadelphia, St. Louis, Kansas City and Cincinnati – with a combined population of nearly 10 million adults. We will expand our nationwide presence, operating 29 properties across 10 states. We believe this expansion will help drive additional growth throughout our nationwide portfolio, as we market our destination properties to these new customers in the Midwest and Northeast.”

The Valley Forge transaction is expected to close in the third quarter of 2018, subject to customary closing conditions and the receipt of all required regulatory approvals. The transaction will be financed with incremental debt financing.

As a result of the Company’s substantial free cash flow, Boyd Gaming expects to continue its program of returning capital to shareholders through quarterly dividend payments and share repurchases.

Morrison & Foerster LLP served as legal advisor to Boyd Gaming for the transaction. Moelis & Company LLC served as exclusive financial advisor to Boyd Gaming. Cozen O’Connor served as legal advisor to Valley Forge Convention Center Partners, L.P.

The Company is providing a presentation further detailing the transaction at:

http://boydgaming.investorroom.com.

About Boyd Gaming

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 24 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding the transactions contemplated by the definitive agreement, Boyd Gaming’s expectations regarding the amount of the purchase price, timing of closing, the potential benefits to be achieved from the acquisition, including the effects on Boyd Gaming’s size, scale, customer base, and free cash flow, expectations regarding timing for the transaction to be free cash flow positive and accretive to Boyd Gaming’s earnings, the expected cost synergies, Valley Forge’s plans to expand its gaming capacity, the potential for driving incremental growth at Valley Forge, the effects of recent legislation, including the ability to conduct online gaming, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) the possibility that the transactions contemplated by the definitive agreement will not close on the expected terms (or at all), or that Boyd Gaming is unable to successfully integrate the acquired assets or realize the expected synergies or that Valley Forge will be cash flow positive or accretive to Boyd Gaming’s earnings as anticipated; litigation, antitrust matters or the satisfaction or waiver of any of the closing conditions that could delay or prevent the closing of the transactions contemplated by the definitive agreement; and changes to the financial conditions of the parties, or the credit markets, or the economic conditions in the areas in which they operate. Additional factors are discussed in “Risk Factors” in Boyd Gaming’s annual, periodic and current reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.

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